Exhibit 21.1

Subsidiaries of InsWeb Corporation

1.                                       Strategic Concepts Corporation, a California corporation;

2.                                       InsWeb Insurance Services, Inc., formerly known as Avatar Insurance Services, Inc., a California corporation; and

3.                                       Goldrush Insurance Services, Inc., a California corporation.